Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-220298, No. 333-231490, No. 333-238498 and No. 333-256321) pertaining to the Equity Incentive Plans of Ferrari N.V. of our reports dated February 25, 2022, with respect to the consolidated financial statements of Ferrari N.V. and the effectiveness of internal control over financial reporting of Ferrari N.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ EY S.p.A.

Milan, Italy

February 25, 2022